Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-226132

Pricing Supplement No. 14
(To Prospectus dated July 27, 2018)

GOLD DEPOSIT RECEIPTS

Pricing Supplement
February 2021

Issuer:	Vaulted Gold Bullion Trust

Securities:	Class A Gold Deposit Receipts, Class F Gold Deposit Receipts, Class F-1 Gold Deposit Receipts, Class F-2 Gold Deposit Receipts, Class F-3 Gold Deposit Receipts, and Class S Gold Deposit Receipts (collectively, the “Gold Deposit Receipts” or the “Receipts”), each representing an undivided beneficial ownership in a fixed quantity of unencumbered, allocated, physical gold bullion (“Gold Bullion”). The Gold Bullion will be held for the benefit of holders of Gold Deposit Receipts in an account operated by Bank of Montreal at the Royal Canadian Mint. The Gold Deposit Receipts are separate from the Gold Bullion.

Period:	February 1 – February 28, 2021

Number of Class A and Class F through Class F-3 Receipts Sold in Period:	104 Class F-1 Gold Deposit Receipts

Number of Class S Gold Deposit Receipts Sold in Period:	None

Aggregate Gold Deposit Receipts of All Classes Outstanding at Period End:[1]	A total of 1,083 Gold Deposit Receipts outstanding.

[1]	By class, at February 28, 2021, there are Gold Deposit Receipts outstanding as follows: Class A, 186; Class F, 123; Class F-1, 774; Class F-2, 0; Class F-3, 0; and Class S, 0.

Daily High and Low Sale Price to Public per Class F-1 Gold Deposit Receipt Sold in Period:	The sale of the Class F-1 Gold Deposit Receipts took place on February 2, 2021 at $1,872.41, representing the prevailing interbank spot prices for one troy ounce of gold, plus a 2.00% deposit fee.

Net Proceeds to the Trust:	$190,912.80

Listing:	The Gold Deposit Receipts will not be listed or traded on any securities exchange.

Underwriter:	BMO

CUSIP/ISIN for Class F- 1 Gold Deposit Receipts:	92242D403 / US92242D4034

The Gold Deposit Receipts are issued by the Vaulted Gold Bullion Trust and represent direct gold bullion ownership. The securities are not issued by or guaranteed by Bank of Montreal and are not bank deposits.